Exhibit 99

UMH PROPERTIES, INC. SECOND QUARTER 2025 OPERATIONS UPDATE

FREEHOLD, NJ, July 2, 2025……UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on the second quarter of 2025 operating results:

1.	UMH converted 188 new homes from inventory to revenue generating rental homes. UMH now owns approximately 10,600 rental homes with an occupancy rate of 94.4%.

2.	Same Property occupancy increased by 76 units during the second quarter and 251 units over last year to 88.2%.

3.	UMH achieved gross home sales revenue of $10.3 million compared to $8.8 million last year, representing an increase of approximately 17%.

4.	Our occupancy gains and rent increases achieved throughout 2024 and thus far in 2025 have increased our same property July 2025 rental and related charges by approximately 9.2% over July 2024 and our total charges by 10.4%. Rental and related charges for the second quarter were $55.9 million compared to $51.5 million last year, representing an increase of approximately 8.5%.

5.	We completed the addition of ten communities containing approximately 2,000 sites to our Fannie Mae credit facility. This refinancing generated total proceeds of approximately $101.4 million with a fixed interest rate of 5.855%. As part of the refinancing process, a certified appraisal was conducted and concluded that these ten communities appraised for $163.5 million, or $82,000 per site. Our total investment in these communities is $66.6 million. The communities have increased in value a total of $96.9 million, or 146% from our cost basis.

6.	We issued and sold approximately 1.8 million shares of Common Stock through our At-the-Market sale program at a weighted average price of $17.60 per share, generating gross proceeds of $31.0 million.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “Our second quarter operating results continue to demonstrate the effectiveness and success of our long-term business plan. The quarter was highlighted by the addition to our Fannie Mae credit facility. These refinancings document the substantial value of our communities and of our portfolio. Additionally, the refinancing generated approximately $56 million in proceeds above the outstanding principal balances that we are able to accretively deploy into our rental home program, expansions, capital improvements and potential acquisitions. We are working on refinancings for the remaining 2025 mortgage maturities and anticipate similar results.”

“Our communities continue to experience strong demand which we are converting into occupied sites through our rental home and sales programs. We are proud to announce that our second quarter sales set a new quarterly sales record.”

“Our rental home program continues to perform well with the conversion of 188 new homes from inventory to revenue generating rental homes in the second quarter. For the year, we have converted 305 homes from inventory to revenue generating rental homes. We believe we can still meet our 800 new rental home target in 2025 as we have over 500 new homes in various stages of set up throughout our portfolio.”

“We look forward to continued sales and occupancy growth throughout the year.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the second quarter ended June 30, 2025. UMH’s final second quarter results will be released on Wednesday, August 6, 2025, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Thursday, August 7, 2025, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 141 manufactured home communities containing approximately 26,500 developed homesites, of which 10,600 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 141 communities are two communities in Florida, containing 363 sites that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062